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Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use of our report, dated March 1, 2002 (except for Note 17 and 18 of the notes to the consolidated financial statements, as to which the date is August 8, 2002) included in this Registration Statement on Form SB-2 of Brooke Corporation, Inc. on the consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Summers, Spencer & Cavanaugh, CPAs, Chartered
Summers, Spencer & Cavanaugh, CPAs, Chartered

Topeka, Kansas
October 24, 2002

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CONSENT OF INDEPENDENT AUDITORS